EX-99.10

                          Independent Auditors' Consent




The Board of Directors of Jackson National Life Insurance Company of New York and Contract Owners of JNLNY Separate Account II


We consent to the use of our reports included herein on the financial statements of Jackson National Life Insurance Company of New York dated January 31, 2003, and on the financial statements of JNLNY Separate Account II, dated February 14, 2003, and to the references to our firm under the headings "Financial Statements" in the prospectus and "Services" in the Statement of Additional Information of the SEC Form N-4 Registration Statement.



/s/ KPMG LLP

Chicago, Illinois
April 25, 2003